Exhibit 21.1

Halyard Health, Inc.

Subsidiaries

Company	Jurisdiction of Incorporation or Organization

Arabian Medical Products Manufacturing Company	Saudi Arabia
Avent de Honduras, S.A. de C.V.	Honduras
Avent Holdings, LLC	Delaware
Avent, Inc.	Delaware
Avent, S. de. R.L. de C.V.	Mexico
Halyard Australia Pty Limited	Australia
Halyard Belgium BVBA	Belgium
Halyard Deutschland GmbH	Germany
Halyard France SAS	France
Halyard Health Canada Inc.	Canada
Halyard Health India Private Ltd.	India
Halyard Health South Africa (Pty) Ltd.	South Africa
Halyard Health UK Limited	United Kingdom
Halyard Healthcare, Inc.	Delaware
Halyard International, Inc.	Delaware
Halyard Nederland B.V.	Netherlands
Halyard North Carolina, Inc.	North Carolina
Halyard Sales, LLC	North Carolina
Halyard Singapore	Singapore
I-Flow Holdings, LLC	Delaware
La Ada de Acuna, S. de R.L. de C.V.	Mexico
microcuff GmbH	Germany
Safeskin (B.V.I.) Ltd.	British Virgin Islands
Safeskin Corporation (Thailand) Ltd.	Thailand
Safeskin Medical & Scientific (Thailand) Ltd.	Thailand